PHILADELPHIA CONSOLIDATED HOLDING CORP.
FIRST QUARTER RESULTS
MARCH 31, 2004

APRIL 22, 2004 PRESS RELEASE

Bala Cynwyd, PA – Philadelphia Consolidated Holding Corp. (PHLY-NASDAQ) today reported net income for the quarter ended March 31, 2004 increased 89.3% to $25.0 million ($1.08 diluted and $1.14 basic earnings per share) vs. $13.2 million ($0.59 diluted and $0.61 basic earnings per share) for the same period in 2003. Net income for the quarter ended March 31, 2004 included $1.2 million ($0.05 diluted gain per share) of after tax net realized investment gains vs. $0.7 million ($0.03 diluted loss per share) of after tax net realized investment losses for the same quarter in 2003. Gross written premiums increased 30.6% to $252.4 million vs. $193.3 million in the first quarter of 2003, and the combined ratio for the quarter was 85.1% vs. 92.2% for the same quarter in 2003.

James J. Maguire, Jr. CEO said, “The 30% quarter over quarter increase in gross written premiums came by way of high renewal retention, rate increases and unit count increases on new business. This profitable growth does impact the Company’s capital needs and effective January 1, 2004 we placed a 10% quota share reinsurance agreement covering all of our commercial and specialty lines of business. We believe reinsurance remains the best means of maintaining acceptable operating leverage with respect to our capital levels. Diluted earnings per share for the first quarter ended March 31, 2004 were lowered by $0.05 as a result of the quota share reinsurance agreements effective for the years 2003 and 2004.”

Press Release
April 22, 2004

Forward-Looking Information

This release may contain forward-looking statements that are based on management’s estimates, assumptions and projections. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, results of the Company’s business, and the other matters referred to above include, but are not limited to: (i) changes in the business environment in which the Company operates, including inflation and interest rates; (ii) changes in taxes, governmental laws, and regulations; (iii) competitive product and pricing activity; (iv) difficulties of managing growth profitably; (v) claims development and the adequacy of our liability for unpaid loss and loss adjustment expenses; (vi) severity of natural disasters and other catastrophe losses; (vii) adequacy of reinsurance coverage which may be obtained by the Company; (viii) ability and willingness of our reinsurers to pay; and (ix) future terrorist attacks.

Philadelphia Insurance Companies, rated “A+” (Superior) by A.M. Best Company, is a specialty niche Company which markets and underwrites property and casualty insurance products through 36 proprietary underwriting offices across the U.S. of A. For more information about our Company or to review our 2003 annual report, visit our web site at www.phly.com.

PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	As of
	March 31,	December 31,
	2004	2003
	(Unaudited)
ASSETS
INVESTMENTS:
FIXED MATURITIES AVAILABLE FOR SALE AT MARKET (AMORTIZED COST $1,162,540 AND $1,066,523)	$1,186,934	$1,081,694
EQUITY SECURITIES AT MARKET (COST $99,939 AND $79,813)	111,125	90,358

TOTAL INVESTMENTS	1,298,059	1,172,052
CASH AND CASH EQUIVALENTS	64,743	73,942
ACCRUED INVESTMENT INCOME	12,195	11,008
PREMIUMS RECEIVABLE	165,281	179,509
PREPAID REINSURANCE PREMIUMS AND REINSURANCE RECEIVABLES	287,208	292,157
DEFERRED INCOME TAXES	15,169	19,176
DEFERRED ACQUISITION COSTS	69,357	56,288
PROPERTY AND EQUIPMENT, NET	18,027	16,821
GOODWILL	25,724	25,724
OTHER ASSETS	19,314	22,354

TOTAL ASSETS	$1,975,077	$1,869,031

LIABILITIES AND SHAREHOLDERS’ EQUITY
POLICY LIABILITIES AND ACCRUALS:
UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES	$673,535	$627,086
UNEARNED PREMIUMS	433,809	422,589

TOTAL POLICY LIABILITIES AND ACCRUALS	1,107,344	1,049,675
FUNDS HELD PAYABLE TO REINSURER	115,353	110,011
LOANS PAYABLE	47,079	48,482
PREMIUMS PAYABLE	39,887	35,044
OTHER LIABILITIES	88,959	82,083

TOTAL LIABILITIES	1,398,622	1,325,295

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
PREFERRED STOCK, $.01 PAR VALUE, 10,000,000 SHARES AUTHORIZED, NONE ISSUED AND OUTSTANDING	—	—
COMMON STOCK, NO PAR VALUE, 100,000,000 SHARES AUTHORIZED, 22,033,897 AND 22,007,552 SHARES ISSUED AND OUTSTANDING	281,951	281,088
NOTES RECEIVABLE FROM SHAREHOLDERS	(5,046)	(5,444)
ACCUMULATED OTHER COMPREHENSIVE INCOME	23,127	16,715
RETAINED EARNINGS	276,423	251,377

TOTAL SHAREHOLDERS’ EQUITY	576,455	543,736

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,975,077	$1,869,031

PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
(Unaudited)

	For the Three Months
	Ended March 31,
	2004	2003
REVENUE:
NET EARNED PREMIUMS	$168,784	$148,362
NET INVESTMENT INCOME	9,973	9,805
NET REALIZED INVESTMENT GAIN (LOSS)	1,778	(1,133)
OTHER INCOME	1,382	661

TOTAL REVENUE	181,917	157,695

LOSSES AND EXPENSES:
LOSS AND LOSS ADJUSTMENT EXPENSES	130,686	103,085
NET REINSURANCE RECOVERIES	(34,443)	(12,725)

NET LOSS AND LOSS ADJUSTMENT EXPENSES	96,243	90,360
ACQUISITION COSTS AND OTHER UNDERWRITING EXPENSES	47,354	46,420
OTHER OPERATING EXPENSES	1,769	1,674

TOTAL LOSSES AND EXPENSES	145,366	138,454

INCOME BEFORE INCOME TAXES	36,551	19,241

INCOME TAX EXPENSE (BENEFIT):
CURRENT	10,950	7,764
DEFERRED	555	(1,756)

TOTAL INCOME TAX EXPENSE	11,505	6,008

NET INCOME	$25,046	$13,233

PER AVERAGE SHARE DATA:
BASIC EARNINGS PER SHARE	$1.14	$0.61

DILUTED EARNINGS PER SHARE	$1.08	$0.59

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING	22,018,270	21,865,269
WEIGHTED-AVERAGE SHARE EQUIVALENTS OUTSTANDING	1,082,611	562,552

WEIGHTED-AVERAGE SHARES AND SHARE EQUIVALENTS OUTSTANDING	23,100,881	22,427,821